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EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT: Maureen Murnane PHONE: 847-391-9426 INTERNET: www.ir@ilsc.com

ILLINOIS SUPERCONDUCTOR ACQUIRES LOCKHEED MARTIN CANADA UNIT

    Mt. Prospect, IL (November 1, 2000) — Illinois Superconductor Corporation (OTC Bulletin Board: ISCO), a leading supplier of superconducting radio-frequency (RF) products for the wireless industry, announced today that it has entered into an agreement to acquire Lockheed Martin Canada's Adaptive Notch Filtering ("ANF") Business Unit. The Lockheed Martin Canada ANF unit has developed a unique technology designed to monitor and suppress sources of narrow-band interference that can reduce quality and capacity of CDMA-based wireless systems. The purchase of the ANF business involves the acquisition by Lockheed Martin Canada of 2.5 million shares of ISCO common stock, and is subject to certain closing conditions. Lockheed Martin Canada will appoint one member of the ISCO Board of Directors.

    Dr. George Calhoun, Chief Executive Officer of ISCO, said: "There are two strategic implications for ISCO. First, the ANF technology complements our existing high-temperature superconducting ("HTS") technology. ANF targets in-band interference, while HTS is effective against out-of-band interference. In practice, our customers often suffer from both in-band and out-of-band interference. While HTS can eliminate out-of-band interference, the in-band interference sources are often sporadic and can be very hard to pin down. With the ANF system we can identify and suppress in-band interference very rapidly, before that interference can create significant negative impact on the system performance. Now we have the ability to offer a comprehensive solution to the entire interference-management problem.

    "Second, with Lockheed Martin Canada coming on our Board, I believe that we will gain credibility with a new segment of the wireless market. I think that this technology has potential applications in both 2G and 3G systems. As wireless networks become capacity-constrained or capacity-challenged by the emergence of the wireless Internet, we believe that interference management will become a critical technical strategy for the operators. The ANF technology, which is unique and proprietary, has tremendous potential for complementing our current HTS solutions to suppress all forms of destructive interference.

    "This is another step in broadening our technology base so we can offer the widest range of solutions. We have both thin film HTS and thick film HTS, with patented tower-mounted HTS solutions and fail-safe ATP™ technology for base-mounted systems, to control adjacent channel interference. ANF gives us an effective tool against in-band interference sources such as analog narrowband interference and spurious harmonics or intermodulation interference resulting from crowded cell-sites housing multiple types of wireless systems in close physical proximity. In the future, we will combine HTS with ANF to offer the strongest interference-management solutions possible."

    ISCO offers its products in a range of configurations, supporting all cellular and PCS bands, with and without notch filters, and with or without cryogenic low-noise amplifiers, and for both tower-top and base-station deployment. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP™ system. ISCO has sold more than 300 systems to operators in the U.S., with continuing field trials indicating future deployment. In addition, ISCO is developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products. The emerging third generation of 3G wireless systems is expected to replace current wireless systems over the next several years.

    Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

    Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause the Company's actual results, performance or achievements for 2000 and beyond to differ materially from those expressed in, or implied by, such statements, as well as the risk that certain conditions to closing of this transaction may not be satisfied. These important factors include, without limitation, the ability to integrate businesses acquired or to be acquired; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

    NOTE: If you have received this release in error, or for any reason would like to be removed from this list, e-mail us at receptionist@ilsc.com, or fax us at 847-391-5015. Thank you.

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ILLINOIS SUPERCONDUCTOR ACQUIRES LOCKHEED MARTIN CANADA UNIT